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EXHIBIT 23.2    CONSENT OF MULDOON, MURPHY & FAUCETTE
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                                    CONSENT



We hereby consent to the references to this firm and our opinions in the Notice of Mutual Holding Company Reorganization on Form MHC-1, filed by West Essex Bank, the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2 filed by West Essex Bancorp, Inc. (the "Company"), the Application H-(e)1 filed by the Company and the Registration Statement on Form S-1, filed by the Company, and all amendments thereto relating to the reorganization of the Bank into a two-tier mutual holding company structure and the concurrent minority stock offering of the Company.


                                    /s/ Muldoon, Murphy & Faucette

                                    MULDOON, MURPHY & FAUCETTE



Dated this 12th day of June, 1998